As filed with the Securities and Exchange Commission on June 17, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KAMAN CORPORATION
(Exact name of Registrant as specified in its charter)

Connecticut	06-0613548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
(Address of principal executive offices)
Registrant's telephone number, including area code: (860) 243-7100

KAMAN CORPORATION POST-2004 DEFERRED COMPENSATION PLAN
(Full title of the plan)

Richard S. Smith, Jr., Esq.
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut
(860) 243-7100
(Name, address and telephone number of agent for service)

Copies to:

Morris F. DeFeo Jr., Esq. Crowell & Moring LLP 1001 Pennsylvania Ave NW Washington, DC 20004-2595 (202) 624-2925	Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace I, 185 Asylum Street Hartford, CT 06103-3469 (860) 240-6075

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$60,000,000	100%	$60,000,000	$6,042.00(2)

(1)
This registration statement (the "Registration Statement") registers $60,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of Kaman Corporation ("Kaman" or the "Company") payable by the Company in the future under the Kaman Corporation Post-2004 Deferred Compensation Plan (effective January 1, 2005), as amended by the First Amendment (effective January 1, 2012), the Second Amendment (effective November 1, 2013), the Third Amendment (effective January 1, 2015), and the Fourth Amendment (effective July 1, 2016) (as amended, the "Plan").

(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculation of the registration fee for the Registration Statement.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the "Note" and instructions to Part I of Form S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the SEC are incorporated by reference, as of their respective dates, in this Registration Statement:
(a)	Kaman Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016;
(b)	Kaman Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2016, as filed with the SEC on May 3, 2016; and
(c)	Kaman Corporation's Current Reports on Form 8-K, as filed with the SEC on April 22, 2016 and June 13, 2016.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.
 You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut
(860) 243-7100
Attn:  Corporate Secretary
Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
This Registration Statement covers the Deferred Compensation Obligations of Kaman Corporation (the "Company") under the Plan.  The following is a summary of the Plan as it relates to those Deferred Compensation Obligations.  The summary does not purport to be complete and is qualified in its entirety by reference to the Plan.  Defined terms used but not defined herein shall have the meanings ascribed thereto in the Plan.
The Company maintains the Plan to provide a select group of management and highly compensated employees an opportunity to (i) defer on a pre-tax basis a portion of their Base Salary (up to a maximum of 50%) and Bonus (up to a maximum of 100%)  and receive a matching contribution from the Company in the form of Additional Deferred Compensation and (ii) provided Participants in the Plan who do not participate in the Kaman Corporation Post-2004 Supplemental Employees Retirement Plan, as amended, (the "SERP") during a Plan Year an additional annual benefit in the form of Additional Deferred Compensation.  The provision regarding the SERP was eliminated by the First Amendment to the Plan which was effective January 1, 2012.  The provision regarding Additional Deferred Compensation was eliminated by the Third Amendment to the Plan which was effective January 1, 2015 with respect to services provided by Participants on or after January 1, 2015.

The Plan is not subject to the vesting, funding and fiduciary duties provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").  The Plan represents represent the Company's unsecured contractual commitment to deliver deferred compensation in the future in the form of the Deferred Compensation Obligations.
 On the day that compensation would have otherwise been paid to a Participant according to the Company's normal payroll practices, the Participant's Account Balance (as defined in Section 11.1 of the Plan) (the "Account") is credited as soon as practicable based on the gross deferral amount less FICA and other withholding obligations. Amounts deferred are fully vested at all times, subject to penalties in the event of early withdrawals under the Plan.  Each year, the Company will make an annual Supplemental Deferred Compensation contribution to a Participant's Account Balance, if applicable.  The amount of the Supplemental Deferred Compensation contribution will be 10% of the Participant's qualifying "excess compensation" and will be credited on January 1 following the applicable Plan Year, provided the Participant is actively employed by the Company on such date.
 As provided in the Fourth Amendment to the Plan, which was effective July 1, 2016, and subject to certain exceptions and restrictions, a Participant's Account Balance will be indexed to one or more hypothetical or "phantom" investment options chosen by the Participant from a selection of options selected by the Committee, for the investment of up to 50% of the Participant's existing Account Balance as of July 11, 2016, and 100% of any deferral contributions after July 11, 2016.  A Participant's deferred compensation benefit payable under the Plan increases or decreases based on the investment performance of the selected investment option.  A Participant's investment allocation constitutes a deemed, not actual, investment in the investment options, and at no time shall any Participant have any real or beneficial ownership in any investment option so included.  The investment option shall be used solely to adjust the Participant's Account based on the market performance of the investment option.  Participants shall specify an initial investment option and shall be permitted to change such allocation in accordance with procedures established by the Committee under the Plan.
 The Deferred Compensation Obligations are general unsecured obligations of the Company. In the event of the Company's bankruptcy or insolvency, Participants will become general unsecured creditors of the Company.  The Company is not required to establish or maintain any fund or trust to provide for the payment of the Deferred Compensation Obligations. If a fund or trust is established, Plan Participants will have no special or priority claim to the assets of the fund or trust, and the fund or trust will be available to satisfy claims of creditors in the event of the Company's bankruptcy or insolvency.
 No trustee has been appointed having authority to take action with respect to the Deferred Compensation Obligations. Each Participant is responsible for acting independently with respect to the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, and taking action upon default.
 The Deferred Compensation Obligations are not convertible into any other security of the Company and are generally not transferrable except upon the death of the Participant.
 The Deferred Compensation Obligations do not have the benefit of any negative pledges or of any covenants on the part of the Company other than to pay the Deferred Compensation Obligations in accordance with the terms of the Plan.
 As part of their deferral elections, Participants may choose the time and manner of distribution of their deferral Accounts. Payment of deferral Accounts is made at the time and in the form elected, subject to the limitations and restrictions contained in the Plan relating to In-Service Accounts, Retirement Accounts, and Special Circumstances Accelerating the Payment of Plan Benefits, as well as the requirements of Section 409A, as applicable.

 A Participant may not assign, pledge, encumber or otherwise transfer any right to or interest in the Participant's deferral Account Balances except in limited circumstances as permitted under the Plan.
 The Company's Board of Directors may at any time terminate, suspend or amend the Plan, subject to certain restrictions.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 33-771(a) of the Connecticut Business Corporation Act ("CBCA") provides that the Company may, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Company against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Company.  For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful.

Section 33-776 of the CBCA provides that the Company may, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Company under Section 33-771.  An officer of the Company who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification under said section.
The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.  Section 771(d) of the CBCA provides that, unless ordered by a court, the Company may not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 33-772 of the CBCA requires the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Company against reasonable expenses incurred in connection with the proceeding.

Section 33-773 of the CBCA provides that the Company may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director.  The director is required to deliver a written undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification under Section 33-772 and it is ultimately determined that he or she has not met the relevant standard of conduct.

Section 33-775 of the CBCA provides that the Company shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-711.  For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more qualified directors, a majority vote of all the qualified directors or by a majority vote of the members of a committee of two or more qualified directors, by special legal counsel, or by the shareholders.  For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Company or such other or additional officer or officers as the board of directors may specify.

Because the Company was incorporated under Connecticut law prior to January 1, 1997 and its certificate of incorporation does not provide otherwise, the Company is required to indemnify a director to the extent indemnification is permitted under the CBCA, subject to certain exceptions and procedural requirements of the CBCA.

Subparagraphs B and C of Article Seventh of the Amended and Restated Certificate of Incorporation of the Company provide that:

B.  Indemnification of Directors and Officers

Each director and officer of the corporation shall be indemnified by the corporation against Liabilities, as defined in Section 33-770 of the CBCA, incurred by him or her in connection with any Proceeding, as defined in Section 33-770 of the CBCA, to which he or she may be made a party by reason of being or having been a director or officer of the corporation to the fullest extent permitted by the CBCA.  The foregoing right of indemnification shall not be exclusive of other rights to which he or she may be entitled.

C.  Limitation of Personal Liability.

The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the corporation during the calendar year in which the violation occurred (and if the director received no such compensation from the corporation during the calendar year of the violation, such director shall have no liability to the corporation or its shareholders for breach of duty) if such breach did not:

(1)	involve a knowing and culpable violation of law by the director;
(2)	enable the director or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain;
(3)
show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation;

(4)	constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or
(5)	create liability under Section 33-757 of the CBCA.

Any repeal or modification of this Paragraph C shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Nothing contained in this Paragraph C shall be construed to deny to the directors of the corporation any of the benefits provided by subsection (d) of Section 33-756 of the CBCA.

The Plan is administered by the committee authorized to administer the Plan (the "Committee") consisting of (i) the Company's Chief Executive Officer, (ii) the Company's Chief Financial Officer, and (iii) the Company's Vice President of Human Resources.  The Plan provides that the Company shall indemnify and hold harmless the members of the Committee, or any of its agents, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct.
Section 33-777 of the CBCA authorizes the Company to purchase and maintain insurance on behalf of the Company's directors and officers.  The Company maintains directors and officers liability insurance to insure the Company's directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.
Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
 The following exhibits are filed as part of this Registration Statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit No.	Description of Document

4.1
Amended and Restated Certificate of Incorporation of the Company, amended and restated as of November 3, 2005 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated November 4, 2005, File No. 333-66179).

4.2	Amended and Restated Bylaws of the Company, dated February 26, 2008 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated February 28, 2008, File No. 000-01093).

4.3	Kaman Corporation Post-2004 Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, dated February 28, 2008, File No. 000-01093).

4.4
First Amendment to Kaman Corporation Post-2004 Deferred Compensation Plan (incorporated by reference to Exhibit 10d(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, File No. 001-35419).

4.5
Second Amendment to Kaman Corporation Post-2004 Deferred Compensation Plan (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, File No. 001-35419).

4.6
Third Amendment to Kaman Corporation Post-2004 Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated November 21, 2014, File No. 001-35419).

4.7
Fourth Amendment to Kaman Corporation Post-2004 Deferred Compensation Plan  (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated June 13, 2016, File No. 001-35419).

5.1*	Legal Opinion of Murtha Cullina LLP

23.1*	Consent of PricewaterhouseCoopers LLP Independent Registered Public Accounting Firm

23.2*	Consent of Murtha Cullina LLP (included in the opinion filed herewith as Exhibit 5.1)

24*	Power of Attorney

*	Filed herewith.

Item 9.	Undertakings.
(A) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, in the State of Connecticut, on June 17, 2016.

Signature	Title:	Date:

/s/ Neal J. Keating	Chairman, President	June 17, 2016
Neal J. Keating	and Chief Executive Officer

/s/ Robert D. Starr	Executive Vice President	June 17, 2016
Robert D. Starr	and Chief Financial Officer (Principal Financial Officer)

/s/ John J. Tedone	Vice President – Finance and	June 17, 2016
John J. Tedone	Chief Accounting Officer (Principal Accounting Officer)

/s/ Neal J. Keating		June 17, 2016
Neal J. Keating
Attorney-in-Fact for:

Brian E. Barents	Director
E. Reeves Callaway III	Director
Karen M. Garrison	Director
A. William Higgins	Director
Scott E. Kuechle	Director
George E. Minnich	Director
Jennifer M. Pollino	Director
Thomas W. Rabaut	Director
Richard J. Swift	Director

Exhibit 24
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below is a director of Kaman Corporation, a Connecticut corporation (the "Corporation"), and does hereby constitute and appoint Neal J. Keating and Robert D. Starr, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form S-8 of the Corporation pertaining to the registration of the securities described in the Registration Statement on Form S-8 to which this power of attorney is filed as an exhibit and any and all amendments (including post-effective amendments) to such Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in counterparts.

Signature	Title	Date

/s/ Brian E. Barents	Director	June 7, 2016
Brian E. Barents

/s/ E. Reeves Callaway III	Director	June 7, 2016
E. Reeves Callaway III

/s/ Karen M. Garrison	Director	June 7, 2016
Karen M. Garrison

/s/ A. William Higgins	Director	June 7, 2016
A. William Higgins

/s/ Scott E. Kuechle	Director	June 7, 2016
Scott E. Kuechle

/s/ Neal J. Keating	Director	June 7, 2016
Neal J. Keating

/s/ George E. Minnich	Director	June 7, 2016
George E. Minnich

/s/ Jennifer M. Pollino	Director	June 7, 2016
Jennifer M. Pollino

/s/ Thomas W. Rabaut	Director	June 7, 2016
Thomas W. Rabaut

/s/ Richard J. Swift	Director	June 7, 2016
Richard J. Swift